Global Headquarters Equinix, Inc. One Lagoon Drive Redwood City, CA 94065 Equinix.com

+1 855 978 0176 MAIN

STRICTLY PRIVATE & CONFIDENTIAL

February 16, 2024

DELIVERED VIA EMAIL TO: CONTRACTS@OKLO.COM

Attention: Jacob DeWitte

Oklo Inc.

3190 Coronado Dr.

Santa Clara, CA 95054

Dear Mr. DeWitte,

RE:     Confidential Letter of Intent to Purchase Power

We’re excited about the development of your small modular nuclear reactors and we’re looking forward to working with Oklo Inc. (“Oklo”). Further to our discussions to date, Equinix, Inc. (“Equinix”, “we”, “us” or “our”) is pleased to submit this confidential letter of intent (the “LOI”) which confirms our interest in purchasing power from Oklo powerhouses to serve our Equinix data centers in the United States. While we anticipate that site locations and all the terms and conditions will be fully set forth in a Power Purchase Agreement (a “PPA”), we hereby agree as follows:

1.	Power Purchase Description. Oklo intends to design, engineer, build, install, license, and operate powerhouses (the “Powerhouse”) capable of generating approximately 500 megawatts (“MW”) and producing 4,380,000 megawatt hour (“MWh”) of electric energy output per year. We’re interested in purchasing electric energy output from Oklo for a 20- year timeline, and at a rate to be formally specified in one or more future PPAs. The parties anticipate that pricing will be #### and will be set based on the location and size of each deployment as more particularly set forth below. The price ($/MWh) may increase each year as the parties may mutually agree in the PPA (subject to the requirement that the price meets the market rate, discount and most favored nation terms below) and assumes ####. The parties understand the price and #### assumes ####. In addition, we will have the right to renew and extend PPAs for additional 20-year terms.

2.	Delivery. We understand this LOI marks the beginning of a collaborative process to assess our needs, evaluate siting options, inform the development of a PPA, and for Oklo to begin gathering inputs for licensing. The parties intend to sign a PPA within #### of executing this LOI. Further analysis is required to evaluate Powerhouse placement options and align phased deployment of energy infrastructure, and we intend to #### identify and notify Oklo of our preferred Powerhouse site locations within #### of executing this LOI. Oklo will submit a license application to the NRC after signing a PPA with Equinix. Oklo expects an NRC license to operate would be issued after #### review. Supply chain generally remains a lead item that Oklo expects to ####. The expected timeline from a signed PPA to generating power is ####. The 500 MW of electric energy generation from Oklo’s Powerhouses would be deployed in phases (up to #### of capacity in ####, an additional #### in ####, and an additional #### in ####). Dates and conditions will have further specification in the PPA. Pre-PPA and Post LOI, Oklo intends to provide Equinix quarterly progress updates on any new developments regarding regulatory approvals or risks, advancements in supply chain, and other items parties deem relevant to understanding the risk to any future PPA deployment schedule.

3.	Confidentiality. Each of the parties acknowledges that this LOI and conversations regarding the relationship of the parties in development of this LOI will be considered confidential pursuant to the terms of the separate nondisclosure agreement entered into between us. In addition to the foregoing, each party will seek the other’s written approval before issuing any press release or other public statement regarding the terms hereof (other than required regulatory filings). If it becomes necessary to share confidential technical information or if it is deemed necessary to further the relationship of the parties, a separate Proprietary Information Agreement may be signed. The PPA may include additional, customary provisions regarding confidentiality of information.

4.	ROFR.

a.	For a period of thirty-six (36) months following the date of this LOI, we shall have a continuing right of first refusal to purchase energy output produced by powerhouses developed by Oklo in the United States (which includes the design, engineering, installation, and fuel required to produce and operate Oklo’s Powerhouses) at competitive pricing (as more particularly set forth below), excluding any powerhouses supplying output to any governmental entity, or those being developed in Idaho, Ohio, and Arizona to the extent shown on the project schedule attached here to as Schedule 1 (any non-excluded powerhouse being referred to herein as a “Covered Facility”) for power capacity of no less than 100 MW of energy output from any Covered Facility and up to 500 MW of energy output (the “ROFR Energy Total”) from any Covered Facility (the “ROFR”). Before Oklo may offer to enter into a power purchase or similar agreement with a third-party buyer or otherwise sell, whether on behalf of us or not, the first 100 MW of energy output from any Covered Facility (such energy referred to herein as “Initial ROFR Energy”), Oklo shall deliver written notice (a “ROFR Notice”) to us of such intent specifying the material terms of such Covered Facility, including the Key Terms (as defined in Subsection (d) below), the amount of power available, the expected delivery date, the location(s) where such ROFR Energy could be deployed, and the economic terms of such purchase. We agree to notify Oklo (a “ROFR Offer”) within #### following receipt of any ROFR Notice whether we elect to purchase the ROFR Energy on the terms set forth in the ROFR Notice; provided, that if we fail to deliver to Oklo a ROFR Offer within #### after receipt of a ROFR Notice, we shall be deemed to have waived our rights pursuant to this Paragraph 4 with respect to the Initial ROFR Energy covered by the ROFR Notice, subject to subsection (d) below. For the avoidance of doubt, should we elect to exercise of ROFR rights on the Initial ROFR Energy, our ROFR rights and such ROFR process as for the Initial ROFR Energy shall apply to the balance of the ROFR Energy Total (being 101 MW up to 500 MW) (the “Balance ROFR Energy”), until such time as such Balance ROFR Energy has been completely depleted by having been converted into PPA’s (the “Depleted ROFR Energy”), and until the Depleted ROFR Energy occurs our ROFR rights shall continue and not cease.

b.	ROFR Power Priority of Access. Notwithstanding anything in the foregoing, the parties agrees, and Oklo guarantees, that we shall receive priority in access of supply and delivery of power capacity during the term of the PPA for amounts in excess of the ROFR Energy capacity and up to 500 MW of capacity over third- party Oklo customers, provided that such priority of access: (i) does not ####, and (ii) #### shall not exceed ####, and with respect to, and relative to, ####.

c.	Election to Exercise. If we timely deliver to Oklo a ROFR Offer, Oklo shall negotiate exclusively with us regarding the ROFR Energy covered by the ROFR Offer and the parties shall negotiate in good faith and shall use their best efforts, in all actions, to execute a definitive PPA on the terms set forth in the ROFR Notice within ####.

d.	Fail to Timely Deliver. If we elect not to exercise our ROFR rights or fail to timely deliver to Oklo a ROFR Offer pursuant to Subsection (a) above, Oklo shall have the right to sell the Initial ROFR Energy or Balance ROFR Energy subject to the ROFR Notice by: (i) first approaching us to determine whether we’d like to elect to have such Initial ROFR Energy or subsequently any portion of the Balance ROFR Energy sold on behalf of us to a third-party on terms equal to or greater than those terms set forth in the applicable ROFR Notice and then (ii) Should we elect to not have such Initial ROFR Energy or Balance ROFR Energy sold on or behalf, Oklo shall have the right to sell the capacity equivalents of the Initial ROFR Energy or Balance ROFR Energy, without impacting our ROFR rights going forward, to a third-party on such terms that are in the aggregate, when considered as a whole, no less favorable to Oklo vis a vis the terms set forth in the applicable ROFR Notice. For the avoidance of doubt, Oklo may not sell any Initial ROFR Energy or Balance ROFR Energy to a third-party on terms that are in the aggregate, when considered as a whole, less favorable to Oklo vis a vis the terms set forth in the applicable ROFR Notice without again offering us a right of first refusal as set forth in Subsection (a) above.

e.	Conversion of ROFR to PPA. The terms and conditions within this LOI will be further expanded specific to future deployments within a PPA agreement. The terms of the PPA agreement will include, but not be limited to, the following: (i) defining deployment locations; (ii) PPA cost; jurisdictional and regulatory requirements; (iii) schedule, (iv) engineering, (v) manufacturing, (vi) operational performance; and (vii) detailed terms required to complete the location specific PPA (collectively, the “Key Terms”).

f.	Equinix will provide a capacity Demand Forecast (required MW capacity) for each project and location by #### (as to be further defined in the definitive documentation of the PPA’s)

g.	If Oklo receives a bona fide inquiry from a third-party for the provision of a Covered Facility, Oklo shall inform Equinix with supporting documents.

5.	Reservation Fee. In exchange for the ROFR and other terms hereof, we shall provide Oklo

$25,000,000 (the “Payment”) within fifteen (15) days of executing this LOI. The Payment shall be returned to us in the form of a 10% discount to the Most Favored Nation Pricing (as defined below) in a future PPA (location to be determined). During the term of any PPA, Oklo will offer its power (including equipment and services) to us at the Most Favored Nation Pricing (as defined below). “Most Favored Nation Pricing” shall be ####.

The pricing set out in a PPA shall include an additional discount if needed such that the total savings against Most Favored Nation Pricing over the course of the PPA is equivalent to the Payment.

6.	Most Favored Nation. In exchange for the Payment, Oklo agrees that it shall not enter into, effective on or after the date of this LOI, any letter of intent, PPA or similar agreements or understanding (the “Other Agreement”) with any current or prospective third-party customer of Oklo that would grant to such third-party customer any more favorable agreement terms, material terms or Most Favored Nation Pricing than those set in this LOI (the “Most Favored Nation”), unless we’re provided with: (i) reasonable advanced notice of the proposed Other Agreement; (ii) any agreements or material or other materials relevant to understanding the terms of the proposed Other Agreement; and (iii) the opportunity, after time to consider of no more than ####, to receive the more favorable provisions, terms, pricing, etc. included in the proposed Other Agreement (the “Most Favored Nation Notice”). Furthermore, Oklo represents and warrants that it has or will disclose to us all agreements, including PPA’s and similar agreements or understanding with respect to Oklo, if effective after the date of the LOI, that trigger our Most Favored Nation rights as described in this paragraph.

7.	Information & Audit Rights. In consideration for the Payment, Oklo agrees to provide Equinix with certain information and audit rights, including:

a.	as soon as practicable, but in any event within ####, and subsequently on a quarterly basis thereafter, news and progress developments with respect to regulatory approvals, risks, advancements in supply chain, and other items relevant to understanding the risk to any further PPA deployment schedule, or other information reasonably requested by us;

b.	as soon as practicable, but in any event within #### the supporting information relating to the Most Favored Nation Pricing, ####;

c.	####, upon a Most Favored Nation event being triggered Oklo agrees that it provide us with the specified Most Favored Nation Notice; and

d.	Oklo agrees that it will provide to us from time to time upon our reasonable written request a schedule that includes a complete list of PPAs Oklo has entered into and their material terms, provided that Oklo may redact from any such disclosure the names of third-party customers used in formulating such a disclosure, which the Oklo is contractually obligated to redact.

8.	Effect of this LOI. This LOI is intended as a guide in the negotiations and preparation of a PPA on terms and conditions satisfactory to both parties, and nothing contained in this LOI shall be construed to preclude other provisions from being included in the PPA, provided that such other provisions are consistent with this LOI or otherwise agreed to by the parties. This LOI will survive past any merger with AltC Acquisition Corporation.

9.	Miscellaneous. The parties shall not be deemed in a relationship of partners or joint venturers by virtue of this LOI, nor shall a party be an agent, representative, trustee or fiduciary of the other. In no event shall a party be liable to the other party for any special, indirect, incidental, exemplary, punitive, or consequential loss or damage whatsoever, including, but not limited to, loss of profits, arising under or incurred in connection with this LOI. Oklo may not directly or indirectly assign, delegate or transfer any of its rights or obligations hereunder without our prior written approval; provided that both parties acknowledge that the counterparties to the PPA or other definitive agreements may be an affiliate of each party. We may freely assign our rights under this agreement, in whole or in part, at any time. This LOI will be governed by the laws of the State of California. This LOI shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This LOI may be executed by electronic means and in counterparts, each of which will be deemed to be an original of this LOI and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page left intentionally blank – Signature Page follows]

Sincerely,
EQUINIX, INC.

By:	/s/ Ali Ruckteschler
	Name:	Ali Ruckteschler
	Title:	VP, Chief Procurement Officer

By:	/s/ Diraj Bamola
	Name:	Diraj Bamola
	Title:	SVP, Global Design & Construction

By:	/s/ Charles Meyers
	Name:	Charles Meyers
	Title:	Chief Executive Officer & President

Accepted, agreed to and effective as of February 16, 2024 (the “Effective Date”).

OKLO, INC.

By:	/s/ Jacob DeWitte
	Name:	Jacob DeWitte
	Title:	Chief Executive Officer

I have authority to bind Oklo Inc.